Exhibit 99

Commander Aircraft Company Merges Into Aviation General, Incorporated, a Newly Formed Delaware Holding Company

BETHANY, Okla.--(BUSINESS WIRE)--Aug. 10, 1998--Commander Aircraft Company (NASDAQ: CMDR - news) announced that its shareholders have approved the merger of Commander into Aviation General, Incorporated, a newly formed Delaware holding company.

In the merger, each share of Commander common stock was converted into a share of Aviation General common stock. The common stock will continue to trade on the Nasdaq SmallCap Market, where it is expected to begin trading under the name Aviation General, Incorporated and the ticker symbol "AVGE" on Tuesday, August 11.

It will not be necessary for shareholders to exchange their Commander stock certificates for stock certificates of Aviation General. Until surrendered for cancellation, such certificates will be deemed for all corporate purposes to evidence ownership of Aviation General common stock into which Commander common stock was converted.

The merger will not directly affect the Company's operations or management. The change to a new corporate structure and state of domicile is intended, however, to enhance shareholder value over the long term by improving the Company's ability to implement its expansion and diversification plans. Wirt D. Walker, III, the Company's Chairman and Chief Executive Officer, stated "the new holding company gives us an better structure for diversifying the Company's aviation business and growing through acquisitions. We already are in the process of organizing a new subsidiary through which the Company will conduct jet brokerage business, and are continuing to investigate other growth opportunities."

The Company manufactures, markets and provides support services for its line of single engine, high performance Commander aircraft: the Commander 114B, the turbo-charged Commander 114TC and the Commander 114AT all-purpose trainer. The Company also provides consulting and brokerage services for single engine, twin engine, turboprop and jet aircraft, and aircraft refurbishment services such as new paint, interiors, and avionics.

The statements in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties related to contract cancellations, manufacturing risks, competitive factors, uncertainties pertaining to customer orders, demand for products and services, development of markets for the Company's products and services and other risks identified in the Company's SEC filings. Actual results and performance may differ materially from those indicated by the forward-looking statements.